EXHIBIT 10.3

ITERIS, INC.

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Iteris, Inc. (the “Corporation”):

Participant:

Grant Date:

Vesting Commencement Date:

Exercise Price:	$ per share

Number of Option Shares:	shares

Expiration Date:

Type of Option:	Incentive Option

Non-Statutory Option

Exercise Schedule:	[To be specified in individual agreements]

In no event shall the Option become exercisable for any additional Option Shares after the Participant’s termination of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with the Participant.

The Participant understands and agrees that the Option is granted subject to and in accordance with the terms of the Iteris, Inc. 2016 Omnibus Incentive Plan (as amended from time to time, the “Plan”).  The Participant further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.  The Participant hereby acknowledges the receipt of a copy of the prospectus for the Plan.  A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

Employment at Will.  Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.

Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

ITERIS, INC.

By:

Print Name:

Title:

Date:

PARTICIPANT

Date:

ATTACHMENT
Exhibit A - Stock Option Agreement

2

EXHIBIT A

ITERIS, INC.

STOCK OPTION AGREEMENT

RECITALS

A.The Board has adopted the Iteris, Inc. 2016 Omnibus Incentive Plan (as amended from time to time, the “Plan”) for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors in the service of the Corporation (or any Parent or Subsidiary).

B.The Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of an option to the Participant.

C.All capitalized terms in this Agreement shall have the meaning assigned to them in Paragraph 18.

NOW, THEREFORE, it is hereby agreed as follows:

1.Grant of Option.  The Corporation hereby grants to the Participant, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice.  The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2.Option Term.  This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3.Limited Transferability.  This option, together with the Option Shares during the period prior to exercise, shall be neither transferable nor assignable by the Participant other than by will or the laws of inheritance following the Participant’s death and may be exercised, during the Participant’s lifetime, only by the Participant.

4.Dates of Exercise.

(a)Subject to any accelerated vesting as provided in Paragraph 4(b) below or Paragraph 6 below, this option shall become exercisable for the Option Shares in one or more installments in accordance with the Exercise Schedule set forth in the Grant Notice.  As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

(b)In the event of Participant’s cessation of Service due to death or Permanent Disability, the number of Option Shares which shall be exercisable shall be equal to the Option

Shares already vested and exercisable at the time of such cessation of Service (the “Already Vested Options”) plus any additional Option Shares (the “Additional Vested Option Shares”) which may vest as described in this Paragraph 4(b).  The Additional Vested Option Shares which shall vest and become exercisable under this Paragraph 4(b) shall be calculated as of the date of Participant’s cessation of Service as the product of (1) and (2) and reduced by (3), where (1) is the total number of Option Shares originally subject to this option and (2) is a fraction, the numerator of which is the number of calendar days from the Vesting Commencement Date through the date of Participant’s cessation of Service and the denominator is the number of calendar days in the full vesting period set forth in the Grant Notice (e.g., the period of time following the Vesting Commencement Date that would be required to elapse in order for the Option Shares to be fully vested absent Participant’s intervening cessation of Service), and (3) is equal to the Already Vested Options.

5.Cessation of Service.  The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a)Subject to Paragraph 6(f) below, Should the Participant cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while this option is outstanding, then the Participant shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(b)Should the Participant die while this option is outstanding, then the personal representative of the Participant’s estate or the person or persons to whom the option is transferred pursuant to the Participant’s will or the laws of inheritance following the Participant’s death shall have the right to exercise the portion of this option that is vested as of the date of death (after giving effect to any accelerated vesting pursuant to Paragraph 4 above).  Any such right to exercise this option shall lapse, and this option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of the Participant’s death or (ii) the Expiration Date.

(c)Should the Participant cease to remain in Service by reason of Permanent Disability while this option is outstanding, then the Participant shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise the portion of this option that is vested as of the date of such cessation of Service (after giving effect to any accelerated vesting pursuant to Paragraph 4 above).  In no event shall this option be exercisable at any time after the Expiration Date.

(d)During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares for which this option is, at the time of the Participant’s cessation of Service, exercisable pursuant to the Exercise Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraphs 4(b) or 6.  This option shall not become exercisable for any additional Option Shares, whether pursuant to the normal Exercise Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraphs 4(b) or 6, following the Participant’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator pursuant to an express written agreement with the Participant.  Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any Option Shares for which the option has not been exercised.

(e)Should the Participant’s Service be terminated for Misconduct or should the Participant otherwise engage in Misconduct while this option is outstanding, then this option shall terminate immediately and cease to remain outstanding.

6.Change in Control.

(a)Should a Change in Control occur during the Participant’s period of Service, then this option may, as determined by the Plan Administrator in its sole discretion, be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (iv) replaced with a cash retention program of the Corporation or any successor corporation (or parent thereof) which preserves the spread existing on the Option Shares for which this option is not exercisable at the time of the Change in Control (the excess of the Fair Market Value of those shares over the aggregate Exercise Price payable for such shares) and provides for subsequent payout of that spread in accordance with the same Exercise Schedule applicable to those Option Shares.  Notwithstanding the foregoing, no such cash retention program shall be established for this option (or any other option granted to the Participant under the Plan) to the extent such program would otherwise be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder.

(b)To the extent this option is not assumed, substituted, continued or replaced in accordance with Paragraph 6(a), this option shall automatically vest in full so that this option shall, immediately prior to the effective date of the Change in Control, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those shares as fully-vested shares of Common Stock, unless such accelerated vesting is otherwise precluded pursuant to the provisions of Paragraph 5(d) above.  The Plan Administrator in its sole discretion shall have the authority to provide that to the extent this option, as so accelerated, remains unexercised and outstanding on the effective date of the Change in Control, this option shall terminate and cease to be outstanding and in consideration thereof the Participant shall become entitled to receive, upon consummation of the Change in Control and subject to subsection (c), a lump sum cash payment in an amount equal to the product of (i) number of shares of Common Stock subject to this option and (ii) the excess of (A) the Fair Market Value per share of Common Stock on the date of the Change in Control over (B) the per share Exercise Price.  However, this option shall be subject to cancellation and termination, without cash payment or other consideration due the Participant, if the Fair Market Value per share of Common Stock on the date of such Change in Control is less than the per share Exercise Price.

(c)The Plan Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made under subsection (a) or (b) above to the same extent and in the same manner as such provisions apply to a holder of a share of Common Stock.

(d)Immediately following the consummation of the Change in Control, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

(e)If this option is assumed in connection with a Change in Control or otherwise continued in effect, then this option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Participant in consummation of such Change in Control, had the option been exercised immediately prior to such Change in Control, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.  To the extent that the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent thereof) may in connection with the assumption or continuation of this option and subject to the Plan Administrator’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control, provided such common stock is readily traded on an established U.S. securities market.

(f)If this option is assumed, substituted for, continued or replaced in connection with a Change in Control in accordance with Paragraph 6(a), and if the Participant incurs an involuntary termination by the Corporation or its successor other than as a result of Participant’s Misconduct, or the Participant voluntarily terminates employment for Good Reason, in each case within eighteen (18) months following the effective date of a Change in Control of the Corporation, then such additional number of Option Shares shall vest as of the date of termination as is equal to the number of the Option Shares as would have vested during the two (2) year period following the date of termination had Participant remained in Service with the Corporation or its successor during such period.  In addition, notwithstanding anything to the contrary contained in Paragraph 5 above, Participant shall have the right to exercise the vested Option Shares until the earlier of (i) the expiration of the twelve (12)-month period measured from the date of the Change in Control or (ii) the Expiration Date.

(g)This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.Adjustment to Option Shares.  Should any change be made to the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made to (a) the total number and/or class of securities subject to this option and (b) the Exercise Price.  The adjustments shall be made by the Plan Administrator in such manner as the Plan Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive.

8.Stockholder Rights.  The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become the record holder of the purchased shares.

9.Manner of Exercising Option.

(a)In order to exercise this option with respect to all or any part of the Option Shares, the Participant (or any other person or persons exercising the option) must take the following actions:

(i)Execute and deliver to the Corporation a Notice of Exercise, or comply with such procedures as the Corporation may establish for notifying the Corporation of the exercise of the option, for the Option Shares for which the option is exercised.

(ii)Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A)cash or check made payable to the Corporation;

(B)in shares of Common Stock valued at Fair Market Value on the Exercise Date and held for the period (if any) necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes; or

(C)subject to compliance with applicable law and the Corporation’s insider trading policies, through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions (A) to a brokerage firm (with such brokerage firm reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance or pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the  purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on the settlement date in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the option exercise.

(iii)Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than the Participant) have the right to exercise this option.

(iv)Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining the Participant) for the satisfaction of all applicable tax withholding requirements applicable to the option exercise.

(v)As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of the Participant (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(b)In no event may this option be exercised for any fractional shares.

10.Compliance with Laws and Regulations.

(a)The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b)The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.  The Corporation, however, shall use its best efforts to obtain all such approvals.

11.Successors and Assigns.  Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate.

12.Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated in the Corporation’s personnel records.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13.Construction.  This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

14.Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.

15.Stockholder Approval.  If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the stockholders, then this option shall be void with respect to such excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

16.Additional Terms Applicable to an Incentive Option.  In the event this option is designated an Incentive Option in the Grant Notice, the following terms and conditions shall also apply to the grant:

(a)This option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Option Shares:  (i) more than three (3) months after the date the Participant ceases to be an Employee for any reason other than death or Permanent Disability or (ii) more than twelve (12) months after the date the Participant ceases to be an Employee by reason of Permanent Disability.

(b)No installment under this option shall qualify for favorable tax treatment as an Incentive Option if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or any other Incentive Options granted to the Participant prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate.  Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Statutory Option.

(c)Should the Participant hold, in addition to this option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then for purposes of the foregoing limitations on the exercisability of such options as Incentive Options, this option and each of those other options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

17.Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.

18.Definitions.  Defined terms used herein without definition shall have the meanings given to such terms in the Plan or the Grant Notice.  In addition, the following definitions shall be in effect under the Agreement:

(a)Agreement shall mean this Stock Option Agreement.

(b)Exercise Date shall mean the date on which the Option shall have been exercised in accordance with Paragraph 9 of the Agreement.

(c)Exercise Price shall mean the exercise price payable per Option Share as specified in the Grant Notice.

(d)Exercise Schedule shall mean the schedule set forth in the Grant Notice pursuant to which the option is to become exercisable for the Option Shares in one or more installments over the Participant’s period of Service.

(e)Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

(f)Good Reason shall mean (unless otherwise defined in an employment or other agreement between the Corporation and the Participant): Participant’s voluntary resignation from the Corporation upon any of the following events without Participant’s written consent: [(i) a material reduction in the Participant’s authority, duties or responsibilities (and not simply a change in title or reporting relationships); (ii) a material reduction in the Participant’s base salary (for the avoidance of doubt, a greater than ten (10%) percent reduction in the level of base salary shall constitute a material reduction in the Participant’s compensation, unless the reduction is part of a Corporation-wide reduction that affects all similarly situated employees in substantially the same proportion; (iii) a relocation of the Participant’s principal place of work to a location that would increase the Participant’s one-way commute from his or her personal residence to the new principal place of work by more than fifty (50) miles; or (iv) any breach by the Corporation of its obligations under any employment agreement with Participant that results in a material negative change to Participant.]1 / [(i) a material reduction in the Participant’s base salary (for the avoidance of doubt, a greater than ten (10%) percent reduction in the level of base salary shall constitute a material reduction in the Participant’s compensation, unless the reduction is part of a Corporation-wide reduction that affects all similarly situated employees in substantially the same proportion; or (ii) a relocation of the Participant’s principal place of work to a location that would increase the Participant’s one-way commute from his or her personal residence to the new principal place of work by more than fifty (50) miles.]2 Notwithstanding the foregoing, “Good Reason” shall only be found to exist if the Participant provides written notice (each, a “Good Reason Notice”) to the Corporation identifying and describing the event resulting in Good Reason within ninety (90) days of the initial existence of such event, the Corporation does not cure such event within thirty (30) days following receipt of the Good Reason Notice from the Participant and the Participant terminates his or her employment during the ninety (90)-day period after the Participant’s delivery of the Good Reason Notice. If the Participant does not terminate his or her employment for Good Reason within 90 days after delivery of the Good Reason Notice, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

(g)Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

[1]	First alternative to apply for employees who are participants in executive severance plans.
[2]	Second alternative to apply for all other employees.

(h)Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which the Participant has been informed of the basic terms of the option evidenced hereby.

(i)Notwithstanding any contrary definition of “Misconduct” set forth in the Plan, Misconduct for purposes of this Agreement shall mean (unless otherwise defined in an employment or other agreement between the Corporation and the Participant): (i) Participant’s misappropriation of the Corporation’s funds or property, or any attempt by Participant to secure any personal profit related to the business or business opportunities of the Corporation without the informed, written approval of the Audit Committee of the Board; (ii) any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Corporation (or any parent of the Corporation); (iii) Participant’s gross negligence or reckless misconduct in the performance of Participant’s duties; (iv) Participant’s willful failure to comply with any valid and legal directive of the Board or the person to whom Participant reports; (v) Participant’s conviction of, or plea of nolo contendre to, any felony or misdemeanor involving moral turpitude or fraud, or of any other crime involving material harm to the standing or reputation of the Corporation; (vi) any other willful misconduct by Participant that the Board determines in good faith has had a material adverse effect upon the business or reputation of the Corporation; or (vii) any other material breach or violation by the Participant of any employment agreement with the Corporation or any other material written policy of the Corporation; provided, however, that the Corporation shall have provided the Participant with written notice that such breach or violation has occurred, and the Participant has been afforded at least ten (10) business days to cure such breach or violation.  Notwithstanding the foregoing, (A) the cure period shall not apply to violations of the Corporation’s code of conduct, code of ethics or prohibition against unlawful harassment, and (B) such cure period shall only apply to breaches, violations, failures or neglect that in the Board’s sole judgment are capable of or amenable to such cure. Notwithstanding the foregoing, prong (ii) of this definition is not intended to, and shall be interpreted in a manner that does not, limit or restrict a Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the 1934 Act).

(j)Notice of Exercise shall mean the notice of exercise in such form as provided by the Corporation.

(k)Option Shares shall mean the number of shares of Common Stock subject to the option.